Exhibit 10.1

[NITROMED LETTERHEAD]

January 6, 2006

Manuel Worcel, M.D.
20 Gloucester Street, Number 4
Boston, MA  02115

Dear Manuel:

It is my pleasure to extend to you this offer of your continued employment with NitroMed, Inc. (the “Company”) on a part time basis, effective as of your resignation as the Chief Medical Officer on January 5, 2006.  On behalf of the Company, I set forth below the new terms of your employment with the Company:

1.             Effective as of January 6, 2006 (the “Effective Date”), your title will change from “Chief Medical Officer” to “Medical and Scientific Advisor”, and your status will change from full time employee to part time employee.  As “Medical and Scientific Advisor”, you will be responsible for supporting various research, clinical and marketing efforts with the internal NitroMed team as well as with key external stakeholders, plus such other duties as may from time to time be assigned to you by the Chief Executive Officer. As “Medical and Scientific Advisor”, you will report to the Chief Executive Officer, however, you will no longer serve as a member of the Executive team.  You may however, on occasion be asked to participate in certain key decision making processes.  As Medical and Scientific Advisor, you shall continue to be covered by the Company’s mandatory indemnification provisions and its D&O insurance.

2.             As of the Effective Date, your base salary will be at the rate of $200,000 per year, based upon 2 full time days of service per week and may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.  You will not be eligible for the annual incentive program.

3.             On and after the Effective Date, you may continue to participate in the Company health benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4.             You will be entitled to illness and vacation days consistent with the standard policies of the Company for part-time employees.

5.             In accordance with the terms of your outstanding option agreements, each of which is listed on Exhibit A hereto (collectively, the “Awards”), for so long as you continue to be an employee of the Company on and after the Effective Date your currently outstanding Awards will continue to vest and become exercisable in accordance with the terms of each such Award and the applicable stock incentive plan pursuant to which such Award has been made.  You may be eligible to receive such future stock options grants as the Board of Directors of the Company shall from time to time deem appropriate.  In addition, to the extent that the Company accelerates the vesting of any stock options granted to its executive officers, it will provide the same acceleration of vesting with respect to the Awards held by you.

6.             If your employment is terminated by the Company without cause, you will be entitled to receive up to six months continued base salary payments.

7.             The Non Competition and Non Solicitation, Confidentiality and Invention and Nondisclosure Agreements dated December 3, 1993, July 1, 1993 and December 3, 1993 by and between you and the Company shall remain in full force and effect on and after the Effective Date.  The Company acknowledges that you may, while you are employed by the Company and/or thereafter, consult with, provide services to, be employed by or have an interest in venture and investment funds making life science investments (each, a “Venture Fund”).  It shall not be a breach of the above-referenced agreements if (a) you assign any Developments (as defined in the above-referenced agreements) or related patent rights or copyrights to a Venture Fund or any of its portfolio companies so long as such Developments do not relate to the present or planned business or research and development of the Company and were not created, made, conceived or reduced to practice in connection with your service to the Company under paragraph 2; (b) you make investments in, or serve on the board of directors of a, portfolio company of a Venture Fund; or (c) any portfolio companies of a Venture Fund solicit or hire any current or former Company employees so long as you did not actively participate in such solicitation.

8.             This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.  Except as specifically set forth in Sections 5 and 7 above, this letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment, including without limitation that certain Offer Letter dated July 29, 1993 by and between the Company and you.

If this letter correctly sets forth the terms under which you will continue to be employed by the Company on and after the Effective Date, please sign the enclosed duplicate of this letter in the space provided below and return it to Lisa Kelly, Vice President of Human Resources.

Very truly yours,

By:	/s/ Michael Loberg
Name: Michael Loberg
Title: President and Chief Executive Officer

The foregoing correctly sets forth the terms of my continued employment with NitroMed.  I am not relying on any representations other than as set out above.

/s/ Manuel Worcel, M.D.	Date:	January 6, 2006
Name: Manuel Worcel, M.D.

Exhibit A

Outstanding Stock Option Awards as of January 6, 2006

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated June 19, 1995.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated April 2, 1997.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated January 26, 1998.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated June 16, 1999.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated June 16, 1999.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated January 30, 2001.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated June 17, 2003.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated December 1, 2003.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated December 1, 2003.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated May 18, 2004.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated May 18, 2004.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated July 19, 2004.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated May 16, 2005.

Option Agreement by and between NitroMed, Inc. and Manuel Worcel, M.D., dated May 16, 2005.